EXHIBIT 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2006 Financial Results

NASSAU, THE BAHAMAS, October 25, 2006 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2006.

Steiner Leisure's revenues for the third quarter ended September 30, 2006 rose 21.9% to $126.3 million from $103.6 million during the comparable quarter in 2005. Income from continuing operations, before discontinued operations for the third quarter, was $11.4 million compared with $10.9 million for the same quarter in 2005.

Earnings per share before discontinued operations for the third quarter ended September 30, 2006 was $0.66 per share, compared with $0.61 per share for the comparable quarter in 2005. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2006 rose 17.6% to $348.1 million from $296.1 million during the comparable nine months in 2005. Income from continuing operations, before discontinued operations for the nine months ended September 30, 2006 was $32.8 million compared with $29.6 million for the same nine months in 2005.

Earnings per share before discontinued operations for the nine months ended September 30, 2006 was $1.85 per share compared with $1.62 per share for the comparable nine months in 2005. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are pleased with our financial results. Overall, the business performed well."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 124 cruise ships, and in 53 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 26, 2006. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 26, 2006 (approximately 3 hours after the call takes place) through Thursday, November 2, 2006 at approximately 10:00 pm. You may reach it by dialing (203) 369-0699 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006(1)	2005	2006(1)	2005
Revenues:
Services	$85,942	$70,647	$236,759	$201,142
Products	40,350	32,917	111,308	94,938
Total revenues	126,292	103,564	348,067	296,080

Cost of Sales:
Cost of services	68,586	56,497	188,516	159,706
Cost of products	29,901	24,502	81,909	71,643
Total cost of sales	98,487	80,999	270,425	231,349
Gross profit	27,805	22,565	77,642	64,731

Operating Expenses:
Administrative	6,903	5,160	19,091	15,835
Salary and payroll taxes	8,521	5,716	24,278	17,058
Total operating expenses	15,424	10,876	43,369	32,893
Income from continuing operations	12,381	11,689	34,273	31,838

Other Income (Expense):
Interest expense	(164)	(80)	(249)	(193)
Other income	340	123	1,609	333
Total other income (expense)	176	43	1,360	140

Income from continuing operations before provision for income taxes and discontinued operations	12,557	11,732	35,633	31,978

Provision for income taxes	1,167	831	2,883	2,417

Income from continuing operations before discontinued operations	11,390	10,901	32,750	29,561

Income (loss) from discontinued operations, net of taxes	--	(2)	225	(19)

Net income	$11,390	$10,899	$32,975	$29,542

Income (loss) per share-Basic:
Income before discontinued operations	$0.67	$0.64	$1.91	$1.69
Income (loss) from discontinued operations	--	--	0.01	--
	$0.67	$0.64	$1.92	$1.69

Income (loss) per share-Diluted:
Income before discontinued operations	$0.66	$0.61	$1.85	$1.62
Income (loss) from discontinued operations	--	--	0.01	--
	$0.66	$0.61	$1.86	$1.62

Weighted average shares outstanding:
Basic	16,956	17,131	17,217	17,478
Diluted	17,344	17,837	17,691	18,266

Notes:

(1) Includes post acquisition results of Utah College of Massage Therapy ("UCMT") and an affiliate which were acquired on April 3, 2006.

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Average number of ships served[1]:	123	118	119	116
Spa	90	85	86	83
Non-Spa	33	33	33	33

Average total number of staff on ships served:	1,875	1,691	1,781	1,652
Spa	1,648	1,457	1,553	1,417
Non-Spa	227	234	228	235

Revenue per staff per day[2]:	$485	$472	$471	$456
Spa	$505	$493	$494	$480
Non-Spa	$339	$342	$319	$314

Average weekly revenues:	$51,694	$47,501	$49,186	$45,475
Spa	$64,441	$59,393	$62,013	$57,472
Non-Spa	$16,455	$16,938	$15,501	$15,537

Average number of land-based spas served [3]	56	51	56	49

Average weekly land-based spas revenues	$24,944	$25,280	$26,356	$26,774

Total schools revenues[4,5]	$11,725,000	$4,692,000	$27,884,000	$13,357,000

Total wholesale and retail product revenues	$12,788,000	$8,461,000	$33,882,000	$25,813,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $126,000 and $172,000 for the three months ended September 30, 2006 and 2005, respectively, and $421,000 and $540,000 for the nine months ended September 30, 2006 and 2005, respectively, relating to the Steiner training school near London, England.

5 Includes post acquisition results of UCMT which was acquired on April 3, 2006.